exhibit 10.4

IMPRIMIS PHARMACEUTICALS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made and entered into as of April 25, 2016, by and between Andrew R. Boll (“Executive”) and Imprimis Pharmaceuticals, Inc. (the “Company”).

Whereas, the Company and Executive are parties that certain Employment Agreement dated as of February 1, 2012 as amended and restated on February 1, 2015 (the “Prior Agreement”);

Whereas, the Company and Executive desire to amend and restate in its entirety the Prior Agreement on the terms set forth herein; and

Whereas, this Agreement shall become effective as of the date set forth above (the “Effective Date”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company agree as follows:

1. Employment by the Company.

1.1 Position. Executive shall serve as the Company’s Chief Financial Officer (and principal financial and accounting officer) and Corporate Secretary and shall report directly to the Company’s Chief Executive Officer.

1.2 Duties and Location. Executive shall perform such duties as are customarily associated with the position of Chief Financial Officer (and principal financial and accounting officer) and Corporate Secretary and such other reasonable and customary duties as are assigned to Executive by the Company’s Chief Executive Officer and/or the Company’s Board of Directors (the “Board”), or an authorized committee thereof. Executive’s primary office location shall be the Company’s principal executive offices located in San Diego, California, although the Executive understands that reasonable travel shall be required in the performance of Executive’s duties under this Agreement. Executive shall devote Executive’s full and exclusive business time (as opposed to personal time), energy, and ability to the business of Company, and shall perform Executive’s duties faithfully and in compliance with the law.

1.3 Policies and Procedures. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive will receive a base salary at the rate of $250,000 per year (the “Base Salary”) less standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. The Base Salary will be reviewed from time to time (at least annually) and may be increased (but not decreased) by the Compensation Committee of the Board (the “Committee”), with such input as it may request from the Company’s Chief Executive Officer, and otherwise in accordance with the established procedures of the Company for adjusting salaries of similarly situated employees; provided that, subject to the terms of this Agreement, the Base Salary may be decreased in accordance with a uniform reduction in base salaries applicable to all senior executives of the Company.

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2.2 Annual Bonus Opportunity. Executive will be eligible for an annual performance bonus, with a target amount of such bonus equal to fifty percent (50%) of Executive’s then-current Base Salary (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined in the good faith discretion of the Committee, based upon the Company’s management incentive plan (or equivalent annual cash performance bonus plan or program) as established and amended by the Committee from time to time. To earn an Annual Bonus, Executive must continue in service through the end of the applicable year to which such Annual Bonus relates, except in the case of certain types of termination, as provided in Section 11 below. The actual Annual Bonus earned, if any, will be paid in a lump sum cash payment on or before March 15 of the year following the year to which such Annual Bonus relates.

3. Standard Company Benefits. Executive shall, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time, which shall in any event include life insurance, AD&D and long-term disability coverage. Executive shall be entitled to paid vacation, personal and sick days each calendar year in accordance with the Company’s applicable plans, policies and programs then in effect. Initially Executive shall be entitled to four (4) weeks of paid vacation per calendar year, subject to the Company’s applicable vacation policies and practices that may be in effect from time to time (including, without limitation, any policies concerning vacation accruals and caps).

4. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. The Company shall reimburse Executive for reasonable legal fees and expenses which Executive incurs in connection with the negotiation and execution of this Agreement and the attachments hereto.

5. Equity Incentive Awards.

5.1 Option Grant. On April 1, 2016, Executive was granted a stock option to purchase 60,000 shares of the Company’s common stock subject to the terms of the Company’s Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”) and the stock option agreement in the form attached hereto as Exhibit A (the “Option Award”). The Option Award shall have an exercise price per share equal to the fair market value of the Company's common stock as of the date of grant (i.e. the Effective Date), and shall vest in equal quarterly installments of 5,000 shares, on the first twelve quarterly anniversaries of the Effective Date, subject to Executive’s continued service as further described in the stock option agreement.

5.2 Performance Stock Unit Grant. Upon the Effective Date, Executive shall be granted 157,500 performance stock units subject to terms of the performance stock units agreement in the form attached as Exhibit B (the “Performance Award”). The Performance Award shall be subject to vesting and issuance upon the five (5) year anniversary of the Effective Date, subject to Executive’s continued services through such date, provided that the Performance Award shall become vested and issuable sooner, upon attainment of the share price targets specified in the performance stock units agreement, or upon a Change in Control (as defined in the Plan) in which the Performance Award is not assumed, continued or substituted for by the acquiring entity as further described in the performance stock units agreement. If Executive’s service is terminated by the Company for any reason or no reason, any unvested portion of the Performance Award will be forfeited, subject to Section 11.2 and Section 11.3 below. Executive and the Company agree that the performance stock units granted to Executive on February 1, 2015 shall be cancelled in its entirety as of the Effective Date.

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5.3 Stock Option Repricing. The Company agrees to permit, subject to any stockholder consent required by applicable law or listing requirement, Executive to participate in the terms of any repricing or stock option exchange program that is offered to other employees of the Company, on the same terms and conditions offered to such other employees.

6. Retention Agreement. Executive shall be eligible to receive a bonus pursuant to the terms of the Retention Letter Agreement entered into between Executive and the Company as of the Effective Date (the “Retention Agreement”) attached hereto as Exhibit C.

7. Indemnification. The indemnification agreement between the Company and Executive dated January 23, 2012 (the “Indemnification Agreement”) shall continue in full force and effect pursuant to its terms.

8. Clawback Policy. Notwithstanding anything to the contrary in this Agreement, all incentive-based compensation payable hereunder shall be subject to any clawback policy adopted by the Company from time to time, including, without limitation, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

9. Proprietary Information Obligations.

9.1 Proprietary Information Agreement. Executive agrees to continue to abide by the Employee Proprietary Information and Inventions Agreement entered into with the Company on February 1, 2012 (“Proprietary Agreement”).

9.2 Third-Party Agreements and Information. Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement. Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party. During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

10. Outside Activities. Throughout Executive’s employment with the Company, Executive may engage in outside activities so long as such activities do not interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates. It shall not be a violation of this Agreement for Executive to serve on the Board of Directors of, or own shares or hold options to purchase shares in outside companies or to serve on other corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, provided that Executive shall notify the Chief Executive Officer of any service on the Board of Directors of an outside company and provided further that Executive’s outside activities described above may be reasonably reviewed from time to time by the Chief Executive Officer or the Board.

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11. Termination of Employment.

11.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice. In the event of any termination of Executive’s employment, regardless of the reasons for such termination, the Company shall pay Executive his Base Salary and accrued but unused vacation up to and through the date of termination, less applicable payroll and tax withholdings (the “Accrued Obligations”).

11.2 Involuntary Termination. If at any time (1) the Company terminates Executive’s employment without Cause (as defined below and other than as a result of Executive’s death or disability), or (2) Executive resigns employment with the Company for Good Reason (as defined below), and provided in any case such termination or resignation constitutes a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) (such termination described in (1) or (2), an “Involuntary Termination”), Executive shall be entitled to receive the following severance benefits, subject in all events to Executive’s compliance with Section 11.4 below:

(i) Executive shall receive a severance payment equal to the sum of (1) six (6) months of Executive’s Base Salary in effect on the effective date of Executive’s Involuntary Termination (ignoring any decrease that forms the basis for Executive’s resignation for Good Reason, if applicable) plus (2) the greater of Executive’s (x) Annual Bonus for the calendar year preceding the calendar year in which the Involuntary Termination occurs or (y) target Annual Bonus for the year of Involuntary Termination, which shall be paid in a lump sum on the thirtieth (30th) day following Executive’s Involuntary Termination.

(ii) Executive shall receive an Annual Bonus for the year in which the Involuntary Termination occurs, determined based on actual results for such year and pro rated for the period of time during such year in which Executive provided services to the Company prior to his Involuntary Termination, which shall be paid in a lump sum in accordance with Company practice for payment of the Annual Bonus, which shall in any event be on or before March 15 of the year following the year in which the Involuntary Termination occurs.

(iii) If Executive is eligible for and timely elects to continue Executive’s health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following Executive’s Involuntary Termination, the Company will pay the COBRA group health insurance premiums for Executive and Executive’s eligible dependents until the earliest of (A) the end of the six (6)-month period following Executive’s Involuntary Termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month in the six (6)-month period following Executive’s Involuntary Termination, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid and shall be equal to the amount that the Company would have otherwise paid for COBRA premiums, and shall be paid until the earlier of (i) expiration of the six (6)-month period following Executive’s Involuntary Termination or (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

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(iv) The vesting and exercisability of all outstanding stock options, restricted stock units, performance stock units or other equity awards to purchase the Company’s common stock (the “Equity Awards”) that are held by Executive as of immediately prior to the Involuntary Termination and subject to time-based vesting, shall be accelerated as if Executive had completed an additional twelve (12) months of service with the Company as of the date of such Involuntary Termination. With respect to Equity Awards subject to vesting or vesting acceleration based on specified performance goals, including the Performance Award, such awards shall remain eligible to vest pursuant to their terms for the twelve (12) months following Executive’s Involuntary Termination, provided that, with respect to the Performance Award (1) such twelve (12) month period shall be shortened and not extend beyond the day before the five (5) year anniversary of the Effective Date and (2) this Section 11.2(iv) shall not apply if the Involuntary Termination occurs within the thirty (30) days prior to the five (5) year anniversary of the Effective Date and (2) the twelve (12) month period described in the foregoing sentence shall not extend beyond the day prior to the five (5) year anniversary of the Effective Date. In addition, with respect to stock options, Executive shall receive an extension of the period of time following which Executive may exercise vested shares subject to Executive's stock options to purchase Company common stock that are outstanding immediately prior to Executive's Involuntary Termination until the date that is the earlier of (i) the original Expiration Date (as defined in the respective option agreements for such options) and (ii) twelve (12) months following the date of Involuntary Termination. This subsection shall supersede the terms of any individual Equity Award agreements between Executive and the Company, except to the extent any such individual Equity Award agreement provides more favorable treatment of such awards for Executive under the circumstances described herein.

11.3 Involuntary Termination in Connection with a Change in Control. In addition to the benefits set forth in above, if Executive incurs an Involuntary Termination within one (1) month prior to and twelve (12) months following a Change in Control, Executive shall be entitled to the benefits set forth in Section 11.2 above, except that:

(i) the payment described in Section 11.2(i) shall be calculated based on twelve (12) months of Base Salary, rather than six (6) months of Base Salary;

(ii) the COBRA benefits described in Section 11.2(iii) shall be paid for up to twelve (12) months following the Involuntary Termination, rather than six (6) months; and

(iii) the vesting of all of Executive’s outstanding Equity Awards that are subject to time-based vesting shall accelerate in full such that all such Equity Awards shall be deemed fully vested as of the date of such Involuntary Termination and Executive’s outstanding Equity Awards subject to vesting or vesting acceleration based on specified performance goals, including the Performance Award, shall accelerate in full based on greater of (x) actual performance as of such time or (y) target performance.

For the avoidance of doubt, in no event shall Executive receive benefits under both this Section 11.3 and Section 11.2; in the event of an Involuntary Termination that occurs within the one (1) month prior to a Change in Control, Executive shall receive the benefits under this Section 11.3 in lieu of the benefits under Section 11.2.

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11.4 Conditions for Severance Benefits. The severance benefits set forth in Section 11.2 and 11.3 above are expressly conditioned upon Executive signing and not revoking a general release of legal claims in the form attached hereto as Exhibit D (the “Release”) within the applicable deadline set forth therein and permitting the Release to become effective in accordance with its terms, which must occur no later than thirty (30) days following the date of termination.

11.5 Definitions. For purposes of this Agreement:

(i) “Cause” means: (1) Executive’s conviction, or guilty or no contest plea, regarding any non-automotive felony; (2) act of fraud by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company or its reputation; (3) Executive’s material breach of his fiduciary duty to the Company which causes material harm to the Company or its reputation; (4) Executive’s gross negligence or gross misconduct in the performance of duties reasonably and legally assigned to Executive that causes material harm to the Company or its reputation; (5) willful and material violation by Executive of the Company’s codes of conduct or other written rules or written policies of the Company, which causes material harm to the Company or its reputation; (6) entry of any final court order or other final ruling that prevents Executive from performing his material duties and responsibilities hereunder; or (7) willful and material breach of this Agreement by Executive which causes material harm to the Company or its reputation, provided, however, that with respect to subsection (4), (5) and (7) the Board or its representative shall have delivered a written demand to Executive specifically identifying the manner in which the Executive has violated the Company’s codes of conduct or other rules or policies, engaged in negligence or misconduct or breached this Agreement, as applicable, and Executive has failed to cure such violation within thirty (30) days after receiving such notice, to the extent that such violation is susceptible to cure.

(ii) “Disabled” has the meaning specified in the Company’s long-term disability plan applicable to Executive at the time of Executive’s disability or, if no such long-term disability plan exists, such term shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code (as defined below in Section 11.6).

(iii) “Good Reason” means, without Executive’s prior written consent: (1) material diminution in Executive’s responsibilities, authority, or duties (including a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report); (2) material reduction in Executive’s Base Salary (unless reduction is part of an across the board uniformly applied reduction); (3) relocation of Executive’s principal place of employment with the Company, fifty (50) miles or more from San Diego, California, and such relocation results in an increase in Executive’s one-way driving distance by more than fifty (50) miles; or (4) a material breach of this Agreement by the Company; provided, however, that before Executive may resign for Good Reason, Executive must provide the Company with written notice of the condition that could constitute a “Good Reason” Event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice and Executive must resign from employment effective no later than ninety (90) days after the expiration of the Cure Period. Executive’s continued employment from the date of notice through the date of timely resignation described in the preceding sentence shall not constitute consent to, or wavier of rights with respect to, any act or failure to act constituting Good Reason hereunder.

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12. Section 409A. It is intended that all of the benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and any ambiguities herein shall be interpreted accordingly. Specifically, the benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9) and each installment of severance benefits, if any, is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). However, if such exemptions are not available and Executive is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s Separation from Service, or (ii) Executive’s death. Severance benefits shall not commence until Executive has a Separation from Service. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive's Separation from Service occurs, the Release will not be deemed effective, for purposes of payment of severance, any earlier than the first day of the second calendar year. Except to the minimum extent that payments must be delayed because Executive is a “specified employee” or until the effectiveness of the Release, all severance amounts will be paid as soon as practicable in accordance with this Agreement and the Company’s normal payroll practices.

13. Section 280G.

(i) If any payment or benefit Executive would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(ii) Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Code Section 409A that would not otherwise be subject to taxes pursuant to Code Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Code Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Code Section 409A.

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(iii) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will make its determination with input from Executive (or his counsel) and provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive.

14. Restrictive Covenants.

14.1 Confidentiality. During Executive’s employment hereunder, Executive shall not use or disclose to any individual or entity any Confidential Information except (A) in the performance of Executive’s duties for the Company, (B) as authorized in writing by the Company, or (C) as required by law, so long as prior written notice of such required disclosure is delivered to the Company and all reasonable efforts to preserve the confidentiality of such information shall be made. “Confidential Information” means all secret or confidential information, knowledge, or data relating to the Company and all of its subsidiaries, partnerships, joint ventures, limited liability companies, and other affiliates (the “Company Group”) (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, intellectual property, research secret data, costs, names of users or purchasers of their respective products or services, business methods, operating or manufacturing procedures, or programs or methods of promotion and sale) that Executive has obtained or obtains during Executive’s employment hereunder and that is not common knowledge in the industry or otherwise legally in the public domain (other than as a result of Executive’s violation of this Section 14.1).

14.2 No Conflict of Interest. During Executive’s employment hereunder, Executive shall not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company Group. Such work shall include, but is not limited to, directly or indirectly competing with the Company Group in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company Group is now engaged or in which the Company Group becomes engaged during Executive’s employment hereunder. If the Company reasonably determines such a conflict exists during Executive’s employment hereunder, the Company may ask Executive to choose to discontinue the other work or resign employment with Company without Good Reason. In addition, Executive agrees not to refer any client or potential client of the Company Group to competitors of the Company Group, without obtaining Company’s prior written consent, during the Executive’s employment with the Company.

14.3 Non-Solicitation. Executive understands and agrees that significant information regarding the Company Group’s employees and customers is treated as confidential and constitutes trade secrets. As such, during Executive’s employment hereunder and for a period of one (1) year thereafter, Executive agrees not to, directly or indirectly, separately or in association with others, intentionally use any Confidential Information to materially interfere in a harmful way with, materially impair or materially damage the Company Group’s relationship with any of its customers or prospective customers whose identity Executive learned about during employment with the Company hereunder. During Executive’s employment with the Company and for a period of one (1) year thereafter, Executive further agrees not to, directly or indirectly, separately or in association with others, materially damages the Company Group’s relationships with its employees by soliciting such employees to leave the employ of the Company Group.

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14.4 Non-Disparagement. During and for the one (1) year period after termination of Executive’s employment hereunder, Executive shall not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, or materially disparage the personal and/or business reputations, practices or conduct of the Company Group, as well as Company Group’s officers or directors and, during and for the one (1) year period following Executive’s termination of employment hereunder, the Company Group shall direct its officers and directors not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or materially disparage Executive’s personal and/or business reputation, practice or conduct; provided that the parties may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.

14.5 Inventions. All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by Executive, whether alone or jointly with others, from the Effective Date and continuing until the end of any period during which Executive is employed by the Company Group, relating or pertaining in any way to Executive’s employment with or the business of the Company Group (each, an “Invention”), shall be promptly disclosed in writing to the Secretary of the Company and are hereby transferred to and shall redound to the benefit of the Company and shall become and remain its sole and exclusive property. Executive agrees to execute any assignment to the Company or its nominee, of Executive’s entire right, title and interest in and to any Invention and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents, trademarks or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. Executive further agrees, during and after termination of employment hereunder, to reasonably cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this covenant, but all necessary expenses thereof shall be paid by the Company. This Section 14.5 does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of section 2870 of the California Labor Code. Executive has reviewed the Limited Exclusion Notification attached as Exhibit E and agrees that Executive’s signature acknowledges receipt of the notification. However, Executive agrees to disclose promptly in writing to Company all innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by Executive during the term of employment and for three months thereafter, whether or not Executive believes such innovations are subject to this Section 14.5, to permit a determination by Company as to whether or not the innovations should be the property of Company. Any such information shall be received in confidence by Company.

14.6 Acknowledgment and Enforcement. Executive acknowledges and agrees that (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets, and Confidential Information of the Company Group; (ii) because of the nature of the business in which the Company Group is engaged and because of the nature of the Confidential Information to which Executive has access, the Company Group would suffer irreparable harm and it would be impractical and excessively difficult to determine the actual damages of the Company Group in the event Executive breached any of the covenants of this Section 14; and (iii) remedies at law (such as monetary damages) for any breach of Executive’s obligations under this Section 14 would be inadequate. Executive therefore agrees and consents that (I) if Executive commits any breach of the covenant under Section 14.2 and the Company does not ask Executive to choose to discontinue the other work, or (II) if Executive commits any breach of a covenant under this Section 14 or threatens to commit any such breach at any time, the Company shall have the right (in addition to, and not in lieu of, any other right or that may be available to it) to seek temporary and permanent injunctive relief from a court of competent jurisdiction.

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14.7 Effect of Termination of Employment. The period of Executive’s employment for purposes of determining the applicability of the restrictions contained in Section 14 of this Agreement shall include any period during which Executive is employed by the Company’s successors or assigns. Upon termination of employment, as defined herein and for whatever cause, Executive shall promptly deliver to the Company or its successors or assigns, as soon as reasonably practicable, all Company property, including without limitation all Confidential Information as defined above. Notwithstanding the foregoing, the Company agrees that Executive may retain possession of Executive’s personal emails and personal files or data, if applicable, that reside on or are stored in any Company email account or server (whether maintained by the Company or a third party); provided that Executive acknowledges and agrees that the Company shall have the right to appoint qualified personnel to provide technical assistance and work with Executive in the performance of this function. Additionally, within the first forty-eight (48) hours following Executive’s employment termination, the Company agrees to instruct the Company’s Director of Human Resources (or a qualified delegate) to cooperate with Executive to ensure that Executive’s personal effects and property are promptly removed and returned to Executive.

15. Cooperation Following Termination of Employment. Executive agrees that, for one (1) year following termination of employment for any reason, Executive shall assist and cooperate with the Company with regard to any matter or project in which Executive was involved during the Executive’s employment hereunder, including but not limited to any litigation that may be pending or arise after such termination of employment. Further, Executive agrees to notify the Company at the earliest reasonable opportunity of any contact that is made by any third parties concerning any such matter or project. The Company shall not unreasonably request such cooperation of Executive and shall cooperate with Executive in scheduling any assistance by Executive taking into account and not unreasonably interfering with Executive’s business and personal affairs and shall reasonably compensate Executive for any time spent or expenses associated with such cooperation and assistance.

16. Arbitration. The Company and Executive agree to attempt to resolve any dispute between them quickly and fairly. Any dispute related to this Agreement which remains unresolved shall be resolved exclusively by final and binding arbitration conducted in San Diego, California, pursuant to the then-current rules of the American Arbitration Association with respect to employment disputes. The Company shall bear any and all costs of the arbitration process plus, if Executive prevails on any issues raised, any attorneys’ fees and costs incurred by Executive with regard to such issues or as otherwise permitted by applicable law.

17. General Provisions.

17.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

17.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Company and Executive.

10.

17.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

17.4 Complete Agreement. This Agreement (including the attachments to this Agreement), together with the Proprietary Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter, except that this Agreement does not supersede the Indemnification Agreement and, except as otherwise provided herein, the Equity Awards previously granted to Executive that are outstanding as of the Effective Date. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including but not limited to the Prior Agreement). It cannot be modified or amended except in a writing signed by an independent member of the Board, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

17.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

17.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

17.7 Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or stock or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place if such assumption does not occur as a matter of law.

17.8 Tax Withholding. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.

17.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

11.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Imprimis Pharmaceuticals, Inc.

By:	/s/ Mark L. Baum
Mark L. Baum
Chief Executive Officer

Executive

By:	/s/ Andrew R. Boll
Andrew R. Boll

12.

Exhibit A

Stock Option Agreement

Exhibit B

Performance Stock Units Agreement

Exhibit C

Retention Agreement

Exhibit D

Release

This RELEASE AGREEMENT by and between Imprimis Pharmaceuticals, Inc. (the “Company”) and __________ (the “Executive”) is dated as of the ____ day of ________ , 201_ (the “Release”).

Release

Executive hereby releases the Company and any of its predecessors, successors or assigns to all or any part of its businesses (“Imprimis”) by execution of this Release from any and all claims and causes of action related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Imprimis, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, whether known or unknown, as of the date of Executive’s execution of this Release with the exception of any unemployment compensation claim Executive may have and any other claims that cannot be waived by law. Executive agrees that this Release applies to all officers, directors, employees and other representatives of Imprimis and its affiliates and any of its predecessors, successors or assigns to all or any part of its businesses including the Company, both individually and in their respective capacities (collectively with Imprimis, the “Releasees”). This Release is intended to have the broadest possible application permitted by law and includes, but is not limited to any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of Imprimis’ policies or practices; Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, other federal and state fair employment practices or discrimination laws; laws pertaining to breach of employment contract or wrongful termination; age discrimination claims under the Age Discrimination and Employment Act, 29 U.S.C. Section 621 et seq., the Uniformed Services Employment and Reemployment Rights Act, 38 U.S.C. Section 4301 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and any applicable state laws of similar intent.

In addition, Executive agrees that Executive will not initiate, bring, or prosecute any suit, action or grievance against any of the Releasees for any released claim in any federal, state, county or municipal court, or any arbitral forum, except as specifically stated below. Executive further agree that if Executive does so, Executive will be liable for the payment of all damages and costs, including attorneys’ fees, incurred by any of the Releasees in connection with Executive’s suit, action, or grievance. Executive also waives any right to any relief sought in connection with such claims, including any right to damages, attorneys’ fees, costs, and all other legal or equitable relief.

This Release and agreement not to sue does not prohibit Executive from pursuing a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act (“OWBPA”), nor does it render Executive liable for damages or costs, including attorneys’ fees, incurred by the Releasees in connection with a lawsuit, claim, or charge to challenge the validity or enforceability of this Release under the ADEA or the OWBPA. This Release and agreement not to sue also does not prohibit Executive from filing charges with government agencies or participating in any investigation resulting from such charges. However, under this Release, Executive agrees not to accept any monetary or personal relief or remedy, including but not limited to back pay, front pay, or reinstatement, or damages of any nature that may be awarded to Executive in connection with such charges. In addition, this general release is not intended to bar any claims that may not be waived by law, such as claims for workers’ compensation benefits, unemployment benefits or statutory indemnity, if applicable.

Notwithstanding anything to the contrary in this Release, this Release does not apply to any claims arising after Executive’s execution of this Release, enforcement of Executive’s rights to payments or benefits due or rights enforceable after the execution of this Release under the Employment Agreement dated __________, ____ between Executive and the Company (the “Employment Agreement”), claims under any of the Company’s employee benefit plans or any rights Executive may have for indemnification under Imprimis’ By-Laws, Certificate of Incorporation, applicable law, or any indemnification agreement, or any rights as an insured under Imprimis’ D&O insurance policies, as in effect from time to time.

Complete Release

Executive also expressly agrees that Executive has read, understands, and intends to waive any and all rights or benefits described in Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542, and for the express purpose of implementing a full and complete release and discharge of Imprimis and the Releasees , Executive expressly acknowledges that this Release is intended to include within its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of execution of this Release, and this Release contemplates the extinguishment of any such claim(s).

Review of Release

Executive agrees and represents that Executive has been advised of and fully understands the right to discuss all aspects of this Release with an attorney of Executive’s choice. Executive’s execution of this Release establishes that, if Executive wishes the advice of an attorney, Executive has sought such advice by the date Executive signed this Release, and that Executive was given at least 21 days to consider whether or not to sign. Executive may sign this Release before the end of the 21-day period and Executive agrees that if Executive decides to shorten this time period for signing, Executive’s decision was knowing and voluntary. Executive agrees that a change to the Release, whether material or immaterial, does not restart the running of said period.

Executive will have seven days from the date that Executive signs this Release to revoke the Release and to change Executive’s mind, in which case this Release shall be ineffective and of no legal force. If Executive so revokes this Release, there will be no obligation on the part of Imprimis to provide Executive with any of the severance benefits described in the Employment Agreement and Executive agrees to repay to Imprimis any such severance benefits previously paid or provided to Executive. Executive’s revocation must be in writing and received by Imprimis’ Executive Vice President, Human Resources on the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Release shall become binding and enforceable on the eighth day (“Effective Date”).

General Provisions

Executive and the Company agree to comply with their respective continuing obligations set forth in the surviving provisions of the Employment Agreement signed by Executive.

By entering into this Release, the Company makes no admission that it has engaged, or is now engaging, in any unlawful conduct. The parties understand and acknowledge that this Release is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

In the event any provision of this Release shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

This Release may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

The validity, interpretation and performance of this Release shall be construed and interpreted according to the laws of the United States of America and the state in which Executive is employed.

This Release, including the surviving provisions of Executive’s Employment Agreement, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Release may be amended only by a written instrument executed by all parties hereto.

[Signatures follow.]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused this Release to be executed in its name on its behalf, all as of the day and year first above written.

Executive

Date

IMPRIMIS PHARMACEUTICALS, INC.

By:

Name:

Title:

Date:

Exhibit E

Limited Exclusion Notification

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”) does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2) Result from any work performed by you for the Company.

To the extent a provision in the Employment Agreement, dated _____________, between you and the Company purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

Print Employee’s Name

Date

Witnessed by:

Company Representative’s Name and Position

Dated: